UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2011
CENTRA FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

West Virginia	000-49699	55-0770610

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Elmer Prince Drive, Morgantown, WV	26505

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (304) 598-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On February 16, 2011, the Compensation Committee of the Board of Directors of Centra Bank, Inc. (the “Bank”), a wholly owned subsidiary of Centra Financial Holding, Inc. (the “Company”), amended the Employment Agreement dated as of January 17, 2008 (as amended March 17, 2008, January 13, 2009, and September 23, 2010), with Douglas J. Leech (the “Employment Agreement”). The Company agreed to this amendment. Mr. Leech’s Employment Agreement has been amended to give the Bank the sole discretion to make accelerated payments of deferred compensation under the Employment Agreement, as permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, but only at the times and in the manner provided in the applicable Treasury Regulations. This amendment reflects a similar term contained in Mr. Leech’s other deferred compensation agreements with the Bank and in the Bank’s deferred compensation arrangements with other employees.
The foregoing description of the amendment to Mr. Leech’s Employment Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full and complete terms of the amendment that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated into this Item 5.02 by reference.
Item 9.01 Exhibits
Exhibit 10.55 Amendments to Employment Agreement of Douglas Leech

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
February 23, 2011

Centra Financial Holdings, Inc.
By:	/s/ Darren K. Williams
Darren K. Williams
Vice President and Chief Financial Officer